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                                  EXHIBIT 10.18

                AMENDMENT TO FORM OF SEVERANCE LETTER AGREEMENTS
                    BETWEEN THE COMPANY AND DAVID A. PURCELL





                  We are pleased to inform you that the Company's Board of Directors has recently approved an amendment to the special severance benefit program established for you pursuant to your letter agreement with the Company dated February 19, 1997 (the "Severance Agreement"). The changes which have been made to your existing Severance Agreement apply only to the severance benefits to which you may become entitled following a change in control of the Company and may be summarized as follows:

                           (i) The period of time for which you will be protected following a change in control of the Company has been increased so that if your employment now terminates under certain circumstances within twenty-four (24) months following a change in control, you will be eligible to receive your severance benefits under the amended Severance Agreement.

                           (ii) The multiple of salary and bonus to which you may become entitled under the amended Severance Agreement as a cash severance payment in connection with the termination of your employment following a change in control will now be paid to you in a lump sum rather than through a series of payments over a one-year period.

                           (iii) There will no longer be a non-compete covenant or other restrictive covenants in effect following your termination of employment in connection with a change in control of the Company.

                           (iv) The parachute tax gross-up previously provided you under Paragraph 5 of Part Three of your existing Severance Agreement has been eliminated, and any parachute payments attributable to your severance benefits will now be limited to an amount which does not constitute an excess parachute payment under the federal tax laws or (solely in the event of a Hostile Take-Over) the greatest after-tax benefit such severance benefits can provide you after taking into account any excise parachute tax which may be imposed under the federal tax laws.

                  The purpose of this letter agreement is to set forth those changes in more detail so that your Severance Agreement will be formally amended by this new letter agreement. Unless specifically noted in this letter, all of the terms and conditions of your existing Severance Agreement will be preserved, and all capitalized terms in this letter agreement will have the same meanings assigned to those terms in your Severance Agreement as in effect immediately prior to this amendment..

                  1. The introductory paragraph to Part Three of your existing Severance Agreement is hereby amended in its entirety to read as follows:

                    PART THREE -- CHANGE IN CONTROL BENEFITS

                  Upon your Termination Without Cause or Resignation for Good Cause within twenty-four (24) months following a Change in Control and seven (7) days after your execution of a General Release in favor of the Company within three (3) days after such Termination Without Cause or Resignation for Good Cause, as the case may be, then (provided such General Release is not revoked by you prior to the end of the Revocation Period), you shall become entitled to receive the special severance benefits provided in this Part Three in substitution of the severance benefits set forth in Part Two hereof. However, your severance benefits under this Part Three shall be subject to the benefit limitation of Paragraph 5 of this Part Three.


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                  2. Paragraph 1 of Part Three of your Severance Agreement is hereby amended and restated in its entirety to read as follows:

                           1. CIC SEVERANCE PAYMENT. You shall be entitled to the following CIC Severance Payment:

                           AMOUNT. You shall be entitled to a CIC Severance Payment in an amount equal to ** times your Total Compensation determined as of the date of your Termination Without Cause or Resignation for Good Cause.

                           FORM. Your CIC Severance Payment will be paid in a lump sum payment (subject to all applicable withholding taxes) within thirty (30) days after your Termination Without Cause or Resignation for Good Cause.

                           OTHER TERMINATIONS. You will not be entitled to receive any CIC Severance Payment or any other benefits under this letter agreement in the event your employment terminated by reason of your death, disability or your Termination for Cause.

                  3. The restrictive covenants set forth in Paragraph 4 of Part Three of your Severance Agreement will no longer be applicable in the event you receive benefits under this Part Three following your Termination Without Cause or Resignation for Good Cause within twenty-four (24) months after a Change in Control.

                  4. In consideration of the additional benefits provided to you under this amendment to your Severance Agreement, your Benefit Tax Protection in Paragraph 5 of Part Three of the existing Severance Agreement is hereby deleted and rendered null and void in its entirety, and the following new benefit limitation is hereby imposed upon your Part Three benefits:

                           5. BENEFIT LIMITATIONS. The following provisions shall govern the Change in Control benefits payable to you under this Part Three.

                           (a) The following benefit limitations shall be in effect for any Change in Control benefits provided you under Part Three of this letter agreement:

                           CHANGE IN CONTROL OTHER THAN HOSTILE TAKE-OVER. If the Change in Control does not constitute a Hostile Take-Over, the dollar amount of your CIC Severance Payment will be reduced to the extent necessary to assure that the present value of that benefit will not, when added to the present value of your Option Parachute Payment and your Other Parachute Payments, exceed the maximum amount which may be paid under your Severance Agreement (as amended by this letter agreement) without any of those amounts being treated as an excess parachute payment under Code Section 280(G).

                           HOSTILE TAKEOVER.In the event of a Hostile Takeover, no reduction will be made to your CIC Severance Payment (or any other benefits under your Severance Agreement as supplemented by this letter agreement), except and only to the extent necessary to provide you with the maximum after-tax benefit under this Part Three, after taking into account any parachute excise tax that might otherwise be payable by you under Code Section 4999 and any analogous State income tax provision.

         ** CONFIDENTIAL TREATMENT REQUESTED

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                           (b) RESOLUTION OF DISPUTES. In the event there is any
         disagreement between you and the Company as to whether one or more benefits to which you become entitled (whether under this letter agreement or otherwise) in connection with a Change in Control constitute Option Parachute Payments or Other Parachute Payments or would otherwise result in an excess parachute payment under Code
         Section 280G, such dispute is to be resolved as follows:

                           (i) In the event temporary, proposed or final Treasury Regulations in effect at the time under Code Section 280G specifically address the status of such benefits or the method for their valuation, the characterization afforded to such benefits by the Regulations, together with the methods prescribed for their valuation, shall be controlling.

                           (ii) In the event such Regulations do not address the status of the benefits in dispute, the matter shall be submitted for resolution to independent counsel mutually acceptable to you and the Company ("Independent Counsel"). The resolution reached by Independent Counsel shall be final and controlling. However, should the Independent Counsel determine that the status of the benefits in dispute can be resolved through the obtainment of a private letter ruling from the Internal Revenue Service, a formal and proper request for such ruling shall be prepared and submitted by Independent Counsel, and the determination made by the Internal Revenue Service in the issued ruling shall be controlling. All expenses incurred in connection with the retention of Independent Counsel and (if applicable) the preparation and submission of the ruling request shall be paid by the Company.

                           The full amount of your severance benefit under Paragraph 1 shall not be paid to you until any amounts in dispute under this Paragraph 5(b) have been resolved in accordance herewith. However, any portion of such severance payment or such accelerated balance of your Performance Plan accounts which would not otherwise exceed the benefit limitation of Paragraph 5(a) even if all amounts in dispute under this Paragraph 5(b) were to be resolved against you will be paid to you in accordance with the applicable provisions of this letter agreement.

                           (c) OVERRIDING LIMITATION. You will in all events be entitled to receive the full amount of your severance payment under Paragraph 1, to the extent that benefit, when added to the present value of your Option Parachute Payment and your Other Parachute Payments (excluding such severance payment), will nevertheless qualify as reasonable compensation within the standards established under Code
         Section 280G(b)(4).

                  5. Paragraph 7 of Part Four of the existing Severance Agreement is hereby amended in its entirety to read as follows:

                           7.       ARBITRATION

                           Except for the dispute resolution procedure in Paragraph (b) of Section 5 of Part Three of your Severance Agreement, any controversy that may arise between you and the Company with respect to the construction, interpretation or application of any of the terms, provisions or conditions of your Severance Agreement (as amended by this letter agreement) or any monetary claim arising from or relating to your Severance Agreement will be submitted to final and binding arbitration in San Diego, California in accordance with the rules of the American Arbitration Association then in effect. The prevailing party in the arbitration shall be entitled to the recovery of all reasonable attorney's fees and costs incurred with respect to the arbitration. Both parties understand and agree that the arbitration shall be instead of any civil litigation and that the arbitrator's decision shall be final and binding to the fullest extent permitted by law and enforceable by any court having jurisdiction thereof.

                  This letter agreement will be binding upon the Company, its successors and assigns (including, without limitation, the surviving entity in any Change in Control) and is to be construed and interpreted under the laws of the State of California applicable to agreements executed and to be wholly performed within the State of California.


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                  All terms of your February 19, 1997 Severance Agreement shall remain in full force and effect, except to the extent those terms are expressly modified by the terms of this letter agreement. Any severance benefits to which you may become entitled upon the termination of your employment with the Company will be governed solely by the terms of your Severance Agreement (as modified hereby).

                  Please indicate your acceptance of the foregoing amendments to your February 19, 1997 Severance Agreement by signing the enclosed copy of this letter and returning it to the Company not later than February 4, 2000.

                                          Very truly yours,

                                          ENCAD, INC.


                                          By:          /s/   Charles E. Volpe
                                                       ----------------------
                                          Name:        Charles E. Volpe
                                          Title:       Director




                                   ACCEPTANCE

                  I hereby agree to and accept all the modifications made by the terms and provisions of the foregoing letter agreement to the severance benefits to which I may become entitled under my existing Severance Agreement upon a termination of my employment under certain prescribed circumstances following a Change in Control of the Company.


Dated:           , 2000
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                                          /s/  David A. Purcell
                                          --------------------------------------
                                          DAVID A. PURCELL